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                                 FMC CORPORATION
                              2001 - ANNUAL REPORT

Exhibit: 12

                                                   Quarter ended
                                                     March 31,
                                                    2002    2001
                                                   -----   -----
Earnings:
   Income (loss) from continuing operations
     before income taxes and cumulative effect
     of a change in accounting principle           $10.0   $19.8

   Minority interests                                0.5     0.4
   Undistributed (earnings) losses of affiliates     3.7     1.5
   Interest expense and amortization

     of debt discount, fees and expenses            15.5    14.4

   Amortization of capitalized interest              0.8     0.8

   Interest included in rental expense               1.1     1.5
                                                   -----   -----
Total earnings                                     $31.6   $38.4
                                                   =====   =====

Fixed charges:
   Interest expense and amortization
     of debt discount, fees and expenses           $15.5   $14.4
   Interest capitalized as part of fixed assets      1.3     2.6

   Interest included in rental expense               1.1     1.5
                                                   -----   -----
Total fixed charges                                $17.9   $18.5
                                                   =====   =====

Ratio of earnings to fixed charges                   1.8     2.1
                                                   =====   =====